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                                                                      EXHIBIT 99

        United States Exploration Announces Settlement Agreement with ING

Denver, Colorado - April 25, 2000 - United States Exploration, Inc. (ASE - UXP) announced today that it has entered into two agreements and a letter of intent that, if consummated, will resolve the existing default under its principal credit facility. The Company has been in default under its loan agreement with ING (U.S.) Capital LLC since September 1998. As of March 31, 2000, the outstanding loan amount due ING was $31,250,000 plus accrued past-due interest of approximately $2,222,000. These amounts are secured by substantially all the Company's oil and gas properties. ING has granted the Company (or its designee) an option to purchase the ING loan for a total of $17,000,000 at any time on or before May 15, 2000. The Company paid $500,000 for the option. The Company may extend the option until May 31, 2000 by paying an additional $500,000 on or before May 15, 2000. All amounts paid for these options would be credited against the purchase price of the loan if the option is exercised.

The Company has also entered into an agreement with Bruce D. Benson, its Chairman of the Board, Chief Executive Officer and President, for the purchase by Mr. Benson of 3,000,000 shares of common stock for $1.10 per share or a total of $3,300,000. On April 24, 2000, the closing price of the Company's common stock on the American Stock Exchange was $0.69 per share. At the time the purchase is consummated, Mr. Benson's employment agreement would be amended to extend its term for an additional year, or until August 6, 2001. The amendment would also provide for a severance payment of $1,000,000 to Mr. Benson in the event that he is terminated by the Company without cause prior to the end of the term of the agreement, the Company defaults under the agreement or a majority of the board of directors changes during the period. The agreement with Mr. Benson is conditioned upon the purchase of the ING loan pursuant to the exercise of the option and the completion of a new credit facility as described below.

The Company has also entered into a letter of intent with a new lender to provide a $24,000,000 credit facility. Of that amount, $12,000,000 would be available to fund the purchase of the ING note and the remaining $12,000,000 would be available for future development of the Company's properties under certain conditions. The loan would bear interest at the rate of 10% per annum and be repayable in varying quarterly installments based on the Company's cash flow beginning in June 2000 and continuing through December 2009. In addition, the lender would be granted a 6% overriding royalty interest, proportionately reduced, in all of the Company's existing wells in Colorado and in any new wells drilled by the Company in Colorado while the loan remains outstanding. The Company would have the right to repurchase a portion of these royalties after the Lender has achieved a 15% per annum return on investment.

The initial proceeds of the new borrowing, together with the proceeds of the sale of stock to Mr. Benson and internally generated funds, would be used to fund the purchase of the ING loan. However, because the letter of intent with the new lender is not binding there can be no assurance that the agreement for the new credit facility will be successfully completed. If the Company is


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unable to complete arrangements for a new credit facility prior to the expiration of the ING option, whether pursuant to the existing letter of intent or otherwise, it would be unable to purchase the ING loan and ING could elect to pursue its remedies under its existing credit agreement with the Company.

Bruce D. Benson stated that "we will be both relieved and pleased to finally remove the uncertainty regarding our future caused by the Company's non-compliance with the ING loan agreement. The combination of more than $16 million of debt and accrued interest relief, a $3.3 million cash infusion from new equity and access to a $12 million development financing facility will give us the ability to move forward aggressively with our development program and create value for our shareholders." This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that expected results will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include risks related to the need to negotiate agreements with new sources of financing and other risk factors as described in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999 as filed with the Securities and Exchange Commission.

United States Exploration, Inc. is engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America. The Company's principal reserves and producing properties are located in northeast Colorado. The Company's common stock trades on the American Stock Exchange under the symbol UXP.